EXHIBIT 99.1

LHC Group Announces First Quarter 2019 Financial Results

Increases 2019 Guidance; Maintains Active M&A Pipeline

LAFAYETTE, La., May 08, 2019 (GLOBE NEWSWIRE) -- LHC Group, Inc. (NASDAQ: LHCG) announced its financial results for the quarter ended March 31, 2019. Unless otherwise noted, all results for the first quarter ended March 31, 2019 are compared with the first quarter ended March 31, 2018.

First Quarter of 2019 Financial Results – Strong Start to the Year

  Net service revenue increased 72.7% to $502.6 million.
  Net income attributable to LHC Group’s common stockholders increased 277.5% to $18.9 million. Earnings per diluted share attributable to LHC Group’s common stockholders increased 114.3% to $0.60 which includes a 72.9% increase in weighted average diluted shares outstanding and the effect of costs and expenses described within the adjusted results below.
  Adjusted net income attributable to LHC Group’s common stockholders increased 171.5% to $30.7 million. Adjusted earnings per diluted share attributable to LHC Group’s common stockholders increased 55.6% to $0.98.
  Adjusted results for the first quarter of 2019 exclude transaction and other transition related costs, expenses related to certain closures and relocations and a license change related impairment in the aggregate amount of $11.8 million after tax, or $0.38 per diluted share.
  Total growth in home health admissions was 76.3%; organic growth was 5.7%.
  Total growth in home health revenue was 77.4%; organic growth was 7.0%.
  Total growth in hospice admissions was 13.1%; organic growth was 6.2%.

  A reconciliation of all non-GAAP financial results in this release appears on page 10.

Operational and Strategic Highlights

  LHC Group quality and patient satisfaction scores continue to exceed the national average with 99% of its same store locations having CMS Quality Star ratings of four stars or greater when excluding recent acquisitions.
  LHC Group realized a total of approximately $7.4 million in pre-tax synergies in the first quarter from its acquisition of Almost Family, which brings the cumulative amount to $21.6 million.
  During the first quarter and to date in the second quarter, LHC Group also acquired or agreed to acquire 18 home health, hospice or home and community based services locations, all of which, are hospital joint ventures. These acquisitions represent approximately $44.0 million in annualized revenue.

Commenting on the results, Keith G. Myers, LHC Group’s Chairman and Chief Executive Officer, said, “We remain at the forefront of value-based initiatives to deliver better care, better outcomes and better value for patients and payors. As a clinically driven company, we have a long track record of tightly controlling non-patient expenses that enables us to reinvest in our people, technology and education. This commitment to reinvesting in those directly responsible for care has led to industry leading quality and patient satisfaction, long tenured and highly qualified clinicians and leaders and the lowest turnover in our history.

“We have outlined a number of growth opportunities for the next several years that build on our leadership position, expand our national in-home healthcare platform and enhance our relationships with hospitals and health systems as well as managed care providers. Early results in 2019 demonstrate strong progress on each one of our growth priorities and the increasing recognition that LHC Group is creating a model for the future in healthcare.”

Joint Venture Strategy – Accelerating Momentum after Record Year in 2018

On January 31, 2019, LHC Group and Unity Health finalized an equity partnership agreement to purchase and share ownership of two home health providers in Arkansas: Unity Health – White County Medical Center Home Health in Searcy and Unity Health – Harris Medical Center Home Health in Newport. These agencies, which serve their local communities and the Northeast Arkansas region, represent annualized revenue of approximately $4.0 million.

On February 26, 2019, LHC Group and Geisinger Home Health and Hospice, and AtlantiCare Home Health and Hospice entered into a definitive agreement for a joint venture partnership to enhance home health and hospice services at Geisinger locations in Pennsylvania and at AtlantiCare – a Member of Geisinger in Atlantic County, New Jersey. The joint venture for the Pennsylvania locations was completed on April 1, and the joint venture for the New Jersey locations, subject to customary closing conditions, is expected to close by June 1. These agencies, which serve their local communities in the states of Pennsylvania and New Jersey, represent annualized revenue of approximately $35.0 million.

On May 2, 2019, LHC Group and Capital Regional Medical Center (CRMC) entered into a definitive agreement for a joint venture to purchase from SSM Health the assets of three home health and hospice locations in Jefferson City and Mexico, Missouri. The purchase agreement is expected to be completed by June 1, subject to customary closing conditions, at which time the partnership will assume management responsibility. These agencies, which serve their local communities in the state of Missouri, represent annualized revenue of approximately $5.0 million.

Full Year 2019 Guidance Increased – 21.1% Year-over-Year Adjusted Earnings Growth at the Midpoint is Expected to be Fueled by Strong Organic Growth and Acquisition Accretion

Based on strong organic growth, a lower estimated effective tax rate, and an intense focus on achieving non-patient care cost efficiencies and growth synergies, the Company increased its guidance for full year 2019 of net service revenue to a range of $2.09 billion to $2.14 billion from a range of $2.08 billion to $2.13 billion; increased adjusted earnings per diluted share to a range of $4.25 to $4.35 from $4.15 to $4.25; and increased Adjusted EBITDA, less non-controlling interest, to a range of $214 million to $220 million from $212 million to $218 million. The guidance assumes the following:

  The Company expects to achieve a total of $12 million to $17 million in pre-tax cost synergies in 2019 in connection with the Almost Family transaction, of which $7.4 million have been realized in the first quarter. The 2019 synergies would bring the total run-rate cost synergies by the second half of 2019 to a range of $25 million to $30 million;
  An estimated effective tax rate of 27.5% to 28.5%; and
  Weighted average diluted shares of approximately 31.3 million for the full year of 2019.

The Company’s guidance ranges do not take into account the impact of future reimbursement changes, if any, future acquisitions, if made, de novo locations, if opened, location closures, if any, or future legal expenses, if necessary. The adjusted earnings guidance for 2019 is presented on a non-GAAP basis, as it does not include the impact of transaction related costs, integration related expenses or other expenses related to the acquisition of Almost Family or other acquisitions. Given the difficulty in predicting the future amount and timing of these expenses, the Company cannot reasonably provide a full reconciliation of its fiscal year 2019 adjusted earnings per share guidance to GAAP earnings per share.

Conference Call

LHC Group will host a conference call on Thursday, May 9, 2019, at 9:00 a.m. Eastern time to discuss its first quarter 2019 results. The toll-free number to call for this interactive teleconference is (866) 393‑1608 (international callers: (973) 890-8327). A telephonic replay of the conference call will be available through midnight on May 16, 2019, by dialing (855) 859‑2056 (international callers: (404) 537-3406) and entering confirmation number 4068459. The Company posted supplemental financial information on the first quarter results that it will reference during the conference call. The supplemental information can be found under Quarterly Results on the Company’s Investor Relations page.

A live webcast of LHC Group’s conference call will be available under the Investor Relations section of the Company’s website, www.LHCGroup.com. A one-year online replay will be available approximately one hour following the conclusion of the live broadcast.

About LHC Group, Inc.

LHC Group, Inc. is a national provider of in-home healthcare services and innovations, providing quality, value-based healthcare to patients primarily within the comfort and privacy of their home or place of residence. LHC Group’s services cover a wide range of healthcare needs for patients and families dealing with illness, injury, or chronic conditions. The company’s 32,000 employees deliver home health, hospice, home and community based services, and facility-based care in 35 states and the District of Columbia – reaching 60 percent of the U.S. population aged 65 and older. LHC Group is the preferred in-home healthcare partner for 350 leading hospitals around the country.

Forward-looking Statements

This press release contains “forward-looking statements” (as defined in the Securities Litigation Reform Act of 1995) regarding, among other things, future events or the future financial performance of the Company, or anticipated benefits of the transaction. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “will,” “estimates,” “may,” “could,” “should” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to: our 2019 revenue and earnings guidance, statements about the benefits of the acquisition, including anticipated earnings accretion, synergies and cost savings and the timing thereof; the Company’s plans, objectives, expectations, projections and intentions; and other statements relating to the transaction that are not historical facts. Forward-looking statements are based on information currently available to the Company and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. With respect to the acquisition, these risks, uncertainties and factors include, but are not limited to: the risk that the businesses will not be integrated successfully; the risk that the cost savings, synergies and growth from the transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on integration-related issues; and the risk that costs associated with the integration of the businesses are higher than anticipated. With respect to the Company’s businesses, these risks, uncertainties and factors include, but are not limited to: changes in, or failure to comply with, existing government regulations that impact the Company’s businesses; legislative proposals for healthcare reform; the impact of changes in future interpretations of fraud, anti-kickback, or other laws; changes in Medicare and Medicaid reimbursement levels; changes in laws and regulations with respect to Accountable Care Organizations; changes in the marketplace and regulatory environment for Health Risk Assessments; decrease in demand for the Company’s services; the potential impact of the transaction on relationships with customers, joint venture and other partners, competitors, management and other employees, including the loss of significant contracts or reduction in revenues associated with major payor sources; ability of customers to pay for services; risks related to any current or future litigation proceedings; potential audits and investigations by government and regulatory agencies, including the impact of any negative publicity or litigation; the ability to attract new customers and retain existing customers in the manner anticipated; the ability to hire and retain key personnel; increased competition from other entities offering similar services as offered by the Company; reliance on and integration of information technology systems; ability to protect intellectual property rights; impact of security breaches, cyber-attacks or fraudulent activity on the Company’s reputation; the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; the risks associated with the Company’s expansion strategy, the successful integration of recent acquisitions, and if necessary, the ability to relocate or restructure current facilities; and the potential impact of an economic downturn or effects of tax assessments or tax positions taken, risks related to goodwill and other intangible asset impairment, tax adjustments, anticipated tax rates, benefit or retirement plan costs, or other regulatory compliance costs.

Many of these risks, uncertainties and assumptions are beyond the Company’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the information currently available to the Company on the date they are made, and the Company does not undertake any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. The Company does not give any assurance (1) that the Company will achieve its guidance or expectations, or (2) concerning any result or the timing thereof. All subsequent written and oral forward-looking statements concerning the transaction or other matters and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$38,520	$49,363
Receivables:
Patient accounts receivable	268,559	252,592
Other receivables	5,517	6,658
Amounts due from governmental entities	1,010	830
Total receivables	275,086	260,080
Prepaid income taxes	7,690	11,788
Prepaid expenses	25,604	24,775
Other current assets	19,422	20,899
Total current assets	366,322	366,905
Property, building and equipment, net of accumulated depreciation of $58,932 and $55,253, respectively	83,040	79,563
Goodwill	1,164,999	1,161,717
Intangible assets, net of accumulated amortization of $15,549 and $15,176, respectively	291,954	297,379
Assets held for sale	2,500	2,850
Operating lease right of use asset	84,805	—
Other assets	20,237	20,301
Total assets	$2,013,857	$1,928,715
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$70,698	$77,135
Salaries, wages, and benefits payable	102,500	84,254
Self-insurance reserves	31,899	32,776
Current operating lease liabilities	24,454	—
Current portion of long-term debt	—	7,773
Amounts due to governmental entities	4,475	4,174
Total current liabilities	234,026	206,112
Deferred income taxes	43,676	43,306
Income taxes payable	4,481	4,297
Revolving credit facility	239,000	235,000
Long term notes payable	—	930
Operating lease payable	61,985	—
Total liabilities	583,168	489,645
Noncontrolling interest — redeemable	15,060	14,596
Stockholders’ equity:
LHC Group, Inc. stockholders’ equity:
Preferred stock — $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 60,000,000 shares authorized in 2019 and 2018; 35,816,333 and 35,636,414 shares issued in 2019 and 2018, respectively	358	356
Treasury stock — 5,044,230 and 4,958,721shares at cost, respectively	(56,951)	(49,374)
Additional paid-in capital	940,135	937,968
Retained earnings	446,831	427,975
Total LHC Group, Inc. stockholders’ equity	1,330,373	1,316,925
Noncontrolling interest — non-redeemable	85,256	107,549
Total equity	1,415,629	1,424,474
Total liabilities and equity	$2,013,857	$1,928,715

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net service revenue	$502,585	$291,054
Cost of service revenue	320,992	188,618
Gross margin	181,593	102,436
General and administrative expenses	145,221	92,031
Other intangible impairment charge	6,319	—
Operating income	30,053	10,405
Interest expense	(3,052)	(1,450)
Income before income taxes and noncontrolling interest	27,001	8,955
Income tax expense	3,600	977
Net income	23,401	7,978
Less net income attributable to noncontrolling interests	4,545	2,983
Net income attributable to LHC Group, Inc.’s common stockholders	$18,856	$4,995

Earnings per share attributable to LHC Group, Inc.’s common stockholders:
Basic	$0.61	$0.28
Diluted	$0.60	$0.28
Weighted average shares outstanding:
Basic	30,837	17,790
Diluted	31,187	18,039

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net income	$23,401	$7,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,202	3,293
Amortization of operating lease right of use asset	7,399	—
Stock-based compensation expense	1,804	1,601
Deferred income taxes	1,578	(1,926)
(Gain) loss on disposal of assets	56	(187)
Impairment of intangibles and other	6,319	—
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(16,284)	(7,111)
Prepaid expenses and other assets	470	3,881
Prepaid income taxes	1,883	2,458
Accounts payable and accrued expenses	471	24,859
Income taxes payable	184	—
Net amounts due to/from governmental entities	(55)	(1,011)
Net cash provided by operating activities	31,428	33,835
Investing activities:
Purchases of property, building and equipment	(2,801)	(2,551)
Cash payments for business combinations	(1,413)	(2,770)
Net cash used in investing activities	(4,214)	(5,321)
Financing activities:
Proceeds from line of credit	17,000	13,000
Payments on line of credit	(13,000)	(32,000)
Proceeds from employee stock purchase plan	478	332
Payments on debt	(7,650)	(64)
Noncontrolling interest distributions	(9,194)	(3,086)
Withholding taxes paid on stock-based compensation	(7,577)	(3,467)
Purchase of additional controlling interest	(18,000)	(55)
Proceeds from exercise of options	(114)	—
Sale of noncontrolling interest	—	3,322
Net cash provided by (used in) financing activities	(38,057)	(22,018)
Change in cash	(10,843)	6,496
Cash at beginning of period	49,363	2,849
Cash at end of period	$38,520	$9,345
Supplemental disclosures of cash flow information:
Interest paid	$2,855	$1,397
Income taxes paid	$318	$792

Non-cash operating activity: The Company recorded $91.2 million in operating lease right of use assets in exchange for lease obligations.

Non-cash financing activity: The Company accrued $4.6 million for capital expenditures primarily related to the home office expansion project during the three months ended March 31, 2019.

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in thousands, Unaudited)

	Three Months Ended March 31, 2019
	Home health services	Hospice services	Home and community- based services	Facility- based services	HCI	Total
Net service revenue	$363,035	$51,736	$51,785	$27,701	$8,328	$502,585
Cost of service revenue	226,123	33,176	39,855	17,732	4,106	320,992
General and administrative expenses	104,839	14,853	10,982	9,177	5,370	145,221
Other intangible impairment charge	6,318	1	—	—	—	6,319
Operating income (loss)	25,755	3,706	948	792	(1,148)	30,053
Interest expense	(2,138)	(343)	(301)	(180)	(90)	(3,052)
Income (loss) before income taxes and noncontrolling interest	23,617	3,363	647	612	(1,238)	27,001
Income tax expense (benefit)	3,208	446	151	5	(210)	3,600
Net income (loss)	20,409	2,917	496	607	(1,028)	23,401
Less net income (loss) attributable to noncontrolling interests	3,780	601	(310)	481	(7)	4,545
Net income (loss) attributable to LHC Group, Inc.’s common stockholders	$16,629	$2,316	$806	$126	$(1,021)	$18,856
Total assets	$1,421,000	$220,347	$226,991	$79,257	$66,262	$2,013,857

	Three Months Ended March 31, 2018
	Home health services	Hospice services	Home and community- based services	Facility- based services	HCI	Total
Net service revenue	$204,187	$42,626	$14,091	$30,150	$—	$291,054
Cost of service revenue	130,161	28,018	10,790	19,649	—	188,618
General and administrative expenses	66,289	13,298	3,298	9,146	—	92,031
Operating income	7,737	1,310	3	1,355	—	10,405
Interest expense	(1,088)	(218)	(72)	(72)	—	(1,450)
Income (loss) before income taxes and noncontrolling interest	6,649	1,092	(69)	1,283	—	8,955
Income tax expense	722	111	(15)	159	—	977
Net income (loss)	5,927	981	(54)	1,124	—	7,978
Less net income attributable to noncontrolling interests	2,236	417	21	309	—	2,983
Net income (loss) attributable to LHC Group, Inc.’s common stockholders	$3,691	$564	$(75)	$815	$—	$4,995
Total assets	$530,197	$157,338	$47,819	$69,969	$—	$805,323

LHC GROUP, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Key Data:
Home-Health Services:
Locations	540	319
Acquired	3	1
De novo	–	–
Divested/Consolidated	(6)	(1)
Total new admissions	93,674	53,123
Medicare new admissions	57,456	33,028
Average daily census	75,675	45,156
Average Medicare daily census	49,411	30,362
Medicare completed and billed episodes	90,971	54,320
Average Medicare case mix for completed and billed Medicare episodes	1.08	1.09
Average reimbursement per completed and billed Medicare episodes	$3,038	$2,811
Total visits	2,521,009	1,495,118
Total Medicare visits	1,666,907	1,009,425
Average visits per completed and billed Medicare episodes	18.3	18.6
Organic growth:(1)
Net revenue	7.0%	9.0%
Net Medicare revenue	1.7%	4.8%
Total new admissions	5.7%	6.7%
Medicare new admissions	0.2%	4.3%
Average daily census	3.6%	3.4%
Average Medicare daily census	-1.8%	-0.6%
Medicare completed and billed episodes	-0.7%	-0.2%

Home and Community-Based Services:
Locations	80	16
Acquired	–	–
De novo	–	4
Divested/Consolidated	(1)	–
Average daily census	14,692	2,102
Billable hours	2,271,894	478,952
Revenue per billable hour	$23.43	$29.87

Hospice-Based Services:
Locations	103	91
Acquired	–	–
De novo	–	–
Divested/Consolidated	(1)	–
Admissions	4,587	4,054
Average daily census	3,752	3,144
Patient days	337,649	282,993
Average revenue per patient day	$156.51	$153.25

Facility-Based Services:
Long-term Acute Care
Locations	12	14
Acquired	–	–
Divested/Consolidated	–	–
Patient days	19,636	22,560
Average revenue per patient day	$1,287	$1,248
Occupancy rate	70.4%	80.9%

(1) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.

LHC GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF REVENUE AFTER ADOPTION OF ASU 2014-09
(Amounts in thousands, Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net Service Revenue, pre-adoption	$510,937	$295,980
Less: Implicit price concession (1)	8,352	4,926
Net Service Revenue, post-adoption	$502,585	$291,054

RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO LHC GROUP, INC.
(Amounts in thousands, Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net income attributable to LHC Group, Inc.’s common stockholders	$18,856	$4,995
Add (net of tax):
AFAM and other acquisition expenses (2)	5,268	6,311
Closures/relocations/consolidations (3)	2,244	─
Provider moratorium impairment (4)	4,332	─
Adjusted net income attributable to LHC Group, Inc.'s common stockholders	$30,700	$11,306

RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO LHC GROUP, INC. PER DILUTED SHARE
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Diluted earnings per share attributable to LHC Group, Inc.’s common stockholders	$0.60	$0.28
Add (net of tax):
AFAM and other acquisition expenses (2)	0.17	0.35
Closures/relocations/consolidations (3)	0.07	─
Provider moratorium impairment (4)	0.14	─
Adjusted diluted earnings per share attributable to LHC Group, Inc.’s common stockholders	$0.98	$0.63

(1) Provision for bad debts are classified as implicit price concessions in determining the transaction price of the Company's net service revenue.
(2) Transition, integration and Homecare Homebase conversion expenses and other costs associated with the acquisition of Almost Family and other recently announced or completed acquisitions. ($7.3 million pre-tax in the three months ended March 31, 2019).
(3) Expenses and impairments associated with the closure or consolidation of 8 locations in the first quarter of 2019 along with residual costs and expenses in connection with the closures in the fourth quarter of 2018. ($3.1 million pre-tax in the three months ended March 31, 2019).

(4) During the first quarter of 2019, the Company recorded $6.0 million of moratoria fair value impairment as a result of the Centers for Medicare and Medicaid Services (“CMS”) action to remove all federal moratoria with regard to Medicare provider enrollment. In assigning fair value acquired in acquisitions as required by ASC 805, Business Combinations, the Company had assigned fair value to Certificates of need or license moratoria, as applicable, in certain states.

We have included certain financial measures in this press release, including adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define adjusted net income attributable to LHC Group as net income attributable to LHC Group adjusted for the AFAM acquisition and other closure costs. We define adjusted net income attributable to LHC Group per diluted share as net income attributable to LHC Group adjusted for the AFAM acquisition and other closure costs divided by weighted average diluted shares outstanding.

Adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). Adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share are not measures of our financial performance under GAAP and should not be considered as alternatives to net income attributable to LHC Group, net income attributable to LHC Group per diluted share or any other performance measures derived in accordance with GAAP. Our measurements of adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share may not be comparable to similarly titled measures of other companies. We have included information concerning adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present adjusted net income and adjusted net income per diluted share when reporting their results. Our presentation of adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Contact:	Eric Elliott
Senior Vice President of Finance
(337) 233-1307
eric.elliott@lhcgroup.com